Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314)621-0699

Investor Contact: Integrated Corporate Relations Allison Malkin/David Griffith (203)682-8225/(203)682-8213

BAKERS FOOTWEAR REPORTS SECOND QUARTER FISCAL 2005 SALES
Second Quarter Comparable Store Sales Increase 12.7%

ST. LOUIS, Mo., August 4, 2005 – Bakers Footwear Group (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, with 225 stores, today reported second quarter net sales figures.

For the thirteen weeks ended July 30, 2005 (the Company’s second fiscal quarter) net sales increased 27.8% to $45.3 million up from $35.4 million in the thirteen weeks ended July 31, 2004. Comparable store sales in the second quarter increased 12.7% compared to a 3.0% increase in the same period last year. For the twenty-six week year to date period ended July 30, 2005 net sales increased 21.8% to $90.2 million up from $74.1 million in the twenty-six weeks ended July 31, 2004. Year to date comparable store sales increased 10.1% compared to a 6.6% increase in the same period last year.

During the second quarter of fiscal 2005, Bakers Footwear opened 6 new stores and remodeled 8 existing stores into its new store format and currently operates 225 stores. The company now has 100 stores operating in its new format. Comparable store sales for the Company’s 72 new format locations open for more than a year increased by 15.1% in the second quarter and by 13.8% in the first half of 2005.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, said, “Our stores continued to delight young female shoppers, as evidenced by our 12.7% increase in comparable store sales during the second quarter. Fueling this growth was continued strength in sales of feminine and embellished open toe styles.”

Edison concluded, “Bakers is a preferred destination for the young woman given our ability to consistently meet her expectations. Increased traffic, along with an abundance of new trends for us to capitalize on and our store expansion plans has us positioned for continued growth during the balance of the year.”

About Bakers Footwear Group
Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 15 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934).  BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.  ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.    FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.